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                                                                    Exhibit 12.1



                        Nexstar Broadcasting Group, Inc.

           Computation of Ratio of Earnings to Combined Fixed Charges
                            and Preferred Dividends

                             (dollars in thousands)



                                              December 31, December 31, December 31, December 31, December 31, March  31,  March 31
                                                  1997        1998         1999          2000         2001       2001       2002
                                             ------------  -----------  ------------ -----------  ----------- ----------  --------
Pre-tax income (loss) from continuing
operations before adjustment for minority
interests in consolidated subsidiaries          (4,211)     (11,666)    (13,286)      (1,425)      (39,200)    (9,818)    (7,246)
                                                ------      -------     -------       ------       -------     ------     ------

Fixed Charges:

Interest expense and amortization of
debt discount                                    2,632       11,452      16,020       19,736        38,478      7,778      9,543

Appropriate Portion of (1/3) rentals                50          103         166          212           193         53         48
                                                ------      -------     -------       ------       -------     ------     ------
Total fixed charges                              2,682       11,555      16,186       19,948        38,671      7,831      9,591
                                                ======      =======     =======       ======       =======     ======     ======


Pre-tax income (loss) from continuing
operations before adjustment for minority
interests in consolidated subsidiaries plus
fixed charges                                   (1,529)        (111)      2,900       18,523          (529)    (1,987)     2,345
                                                ======      =======     =======       ======       =======     ======     ======
Preferred dividend requirements                     --           --          --           --         2,786         --      1,713

Ratio of pre-tax income to net income               --           --          --           --          0.98         --       1.01

Preferred dividend factor                           --           --          --           --         2,743         --      1,723

Total fixed charges                              2,682       11,555      16,186       19,948        38,671      7,831      9,591
                                                ------      -------     -------       ------       -------     ------     ------

Total fixed charges and preferred dividends      2,682       11,555      16,186       19,948        41,414      7,831     11,314
                                                ======      =======     =======       ======        ======      =====      =====
Ratio of earnings to combined fixed charges
and preferred dividends                             --           --          --           --            --         --         --

Deficiency to cover fixed charges                4,211       11,666      13,286        1,425        41,943      9,818      8,969



                                                                                        Pro Forma            Pro Forma
                                                                                       December 31,           March 31,
                                                                                           2001                2002
                                                                                       ------------        -------------
Pre-tax income (loss) from continuing
operations before adjustment for minority
interests in consolidated subsidiaries                                                  (39,200)                (7,246)
                                                                                        -------                 ------

Fixed Charges:

Interest expense and amortization of debt discount                                       38,478                  9,543

Appropriate Portion of (1/3) rentals                                                        193                     48
                                                                                        -------                 ------
Total fixed charges                                                                      38,671                  9,591
                                                                                        =======                 ======
Pre-tax income (loss) from continuing
operations before adjustment for minority
interests in consolidated subsidiaries plus
fixed charges                                                                             (529)                 2,345
                                                                                        ======                 ======
Preferred dividend requirements                                                             --                     --

Ratio of pre-tax income to net income                                                       --                     --

Preferred dividend factor                                                                   --                     --

Total fixed charges                                                                     38,671                  9,591
                                                                                        ------                  -----
Total fixed charges and preferred dividends                                             38,671                  9,591
                                                                                        ======                 ======
Ratio of earnings to combined fixed charges
and preferred dividends                                                                     --                     --

Deficiency to cover fixed charges                                                       39,200                  7,246

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